Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 4,356,196 shares of common stock under the 2000 Stock Option Plan, as amended, and the 2004 Incentive Plan of our report dated January 23, 2004, with respect to the financial statements of CombinatoRx, Incorporated included in the Prospectus filed on November 9, 2005 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to the Registration Statement on Form S-1, as amended (No. 333-121173) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 6, 2006